Exhibit 99.1

REAL INDUSTRY REPORTS FISCAL 2017 FIRST quarter RESULTS

Company to host conference call on May 11, 2017, at 12:00 p.m. ET

NEW YORK, May 10, 2017 -- Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today reported financial results for its fiscal first quarter ended March 31, 2017.

First Quarter 2017 Operating and Financial Highlights:

-	Revenues increased to $337.1 million, compared to $309.4 million in the prior-year period and $304.4 million sequentially from the fiscal 2016 fourth quarter
-	Net loss was $11.3 million, compared to a loss of $10.0 million in the prior-year period
-	Segment Adjusted EBITDA was $12.3 million, down from $18.3 million in the prior-year period but up from $11.8 million sequentially from the fiscal 2016 fourth quarter
-	Consolidated liquidity remains solid at $72.6 million of which $65.9 million relates to Real Alloy

Second Quarter 2017 Outlook:

-	LME and aluminum alloy prices have continued to rise from fiscal 2017 first quarter prices
-	Scrap flow in North America is showing signs of improvement over the first quarter
-	Real Alloy North America (“RANA”) and Real Alloy Europe (“RAEU”) Segment Adjusted EBITDA each expected to be higher than first quarter

Management Commentary

Mr. Kyle Ross, President and Chief Executive Officer of Real Industry, stated, “We continued to make progress on Real Industry’s long-term strategy of executing M&A opportunities that will diversify our cash flows and create a sustainably profitable enterprise, with a focused effort on leveraging our unique tax assets. We are also continuing efforts to strengthen Real Alloy’s operations in advance of favorable trends in the marketplace. We are pleased that the positive turn in aluminum pricing and scrap spreads that improved throughout the first quarter in North America has continued into the early part of the second quarter and expect Segment Adjusted EBITDA in both of our segments to be further improved into the upcoming quarter.”

First Quarter 2017 Consolidated Financial Results

Real Industry reported revenues of $337.1 million in the first quarter of 2017, which was driven by Real Alloy’s aggregate 291,800 metric tonnes invoiced. This compares to $309.4 million in revenues on an aggregate 292,200 metric tonnes invoiced in the first quarter of 2016. Real Industry reported a net loss of $11.3 million and a net loss available to common stockholders of $12.2 million in the quarter ended March 31, 2017, or a loss of $0.43 per basic and diluted share.

During the period, RANA reported revenues of $225.6 million on 196,600 tonnes invoiced. The mix between buy/sell and tolling arrangements was 56% and 44%, respectively. Compared to the prior-year period, total volume remained relatively flat, but revenues were higher by 12% driven primarily by an 8% shift in mix from tolling to buy/sell volume, which contributes substantially more revenue per tonne than tolling arrangements as the metal value is included in sales. The Beck Alloys acquisition contributed 10,200 metric tonnes of invoiced sales volume, and the investment in Beck Trading, while not contributing to Segment Adjusted EBITDA, contributed $1.1 million in income during the first quarter of 2017. Compared to the prior sequential quarter, revenues were 9% higher, similarly driven by increased buy/sell volumes due to commercial sales efforts and the contribution of a full quarter of Beck Alloys’ results.

RAEU reported revenues of $111.5 million on 95,200 tonnes invoiced in the first quarter. The mix between buy/sell and tolling arrangements was 47% and 53%, respectively. As with RANA, total volume was relatively flat when compared to the prior-year period, but revenues increased by 3%. Compared to the prior sequential quarter, revenues were higher by 15% driven largely by a 13% increase in volume following the normal seasonality of the fourth quarter in Europe.

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May 10, 2017

In the aggregate, Real Alloy generated Segment Adjusted EBITDA of $12.3 million in the first quarter of 2017, compared to $18.3 million in the prior-year period, and $11.8 million sequentially from the fourth quarter of 2016. The year-over-year decrease was a result of RANA’s Segment Adjusted EBITDA of $6.3 million in the first quarter, which compares to $13.2 million in the prior-year period. Segment Adjusted EBITDA per tonne decreased from $67 to $32. Lower SG&A expenses and increased productivity results year over year did not offset the compressed margins as average selling prices of RANA’s most common alloys did not increase as quickly as the average cost of a typical bundle of scrap. RAEU’s Segment Adjusted EBITDA increased to $6.0 million in the first quarter, from $5.1 million in the prior-year period, as Segment Adjusted EBITDA per tonne increased from $53 to $63.

Real Alloy reduced its SG&A expenses by $0.9 million in the first quarter compared to the prior-year period. Capital expenditures for RANA decreased in the first quarter from the prior-year period as a number of plant improvements were completed in the fourth quarter of 2016 but increased year over year for RAEU due to the previously mentioned investment in the Norway facility.

Outside of the Company’s segments, corporate operating costs, which primarily represent SG&A expenses, were $3.2 million in the first quarter of 2017 and $3.3 million in the prior-year period. Of these expenses, $0.7 million was noncash shared-based compensation expense, compared to $0.5 million in the prior-year period. As of March 31, 2017, the Company had completed the transition of its accounting and other administrative support functions to Real Alloy’s Beachwood, Ohio, headquarters and its investor communications and corporate office to its New York City office.

Balance Sheet and Liquidity

As of March 31, 2017, Real Industry’s cash and cash equivalents were $18.5 million, total debt was $380.2 million, and stockholders’ equity was $22.9 million. The Company’s total liquidity was $72.6 million as of March 31, 2017, of which $65.9 million relates to Real Alloy.

Conference Call and Webcast Information

The Company will host a conference call at 12:00 p.m. ET on Thursday, May 11, 2017, during which management will discuss the results of operations for the first quarter ended March 31, 2017, its outlook for the second quarter of 2017, and perspectives on the marketplace for M&A activities.

The dial-in numbers are:

(877) 407-9163 (Toll-free U.S. & Canada)

(412) 902-0043 (International)

Participants may also access the live call via webcast at http://realindustryinc.equisolvewebcast.com/q1-2017. The webcast will be archived and accessible for approximately 30 days. A replay will be available shortly after the call in the investor relations section of the Company’s website, www.realindustryinc.com, and will remain available for 90 days.

About Real Industry, Inc.

Real Industry is a holding company seeking to take significant ownership stakes in well-managed and sustainably profitable businesses concentrated primarily in the United States industrial and commercial marketplace as well as to support value-enhancing opportunities of its existing operations. Our business strategy also seeks to take advantage of Real Industry’s U.S. federal net operating loss tax carryforwards of $916 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

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Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about: our financial results, including for the fiscal first quarter of 2017, as well as our expectations for future financial trends and performance of our business and our strategy in future periods including during fiscal 2017; our ability to take advantage of opportunities to acquire assets with tremendous upside; the expected benefits to the Company of the integration of Beck Aluminum Alloys into Real Alloy; future opportunistic investments; our evaluation of other potential M&A opportunities; our long-term outlook; our preparation for future market conditions; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, changes in domestic and international demand for recycled aluminum; the cyclical nature and general health of the aluminum industry and related industries; commodity and scrap price fluctuations and our ability to enter into effective commodity derivatives or arrangements to effectively manage our exposure to such commodity price fluctuations; inventory risks, commodity price risks, and energy risks associated with Real Alloy’s buy/sell business model; the impact of tariffs and trade regulations on our operations; the impact of any changes in U.S. or non-U.S. tax laws on our operations or the value of our NOLs; our ability to service, and the high leverage associated with, our indebtedness, and compliance with the terms of the indebtedness, including the restrictive covenants that constrain the operation of our business and the businesses of our subsidiaries; our ability to successfully identify, acquire and integrate additional companies and businesses that perform and meet expectations after completion of such acquisitions; our ability to achieve future profitability; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and/or our legacy businesses, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Real Industry, Inc.’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 10, 2017 and Form 10-K filed with the SEC on March 13, 2017, and similar disclosures in subsequent reports filed with the SEC, which are available on our website at www.realindustryinc.com and on the SEC website at https://www.sec.gov.

Contact

Real Industry, Inc.

Jeehae Shin

(212) 201-4126

investor.relations@realindustryinc.com

The Equity Group, Inc.

Adam Prior

(212) 836-9606

aprior@equityny.com

Carolyne Y. Sohn

(415) 568-2255

csohn@equityny.com

Exhibit 99.1

Real Industry, Inc.
Unaudited Condensed Consolidated Balance Sheets
	March 31,	December 31,
(In millions)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$18.5	$27.2
Trade accounts receivable, net	113.9	88.4
Financing receivable	32.5	28.4
Inventories	111.8	118.2
Prepaid expenses, supplies and other current assets	29.9	24.6
Total current assets	306.6	286.8
Property, plant and equipment, net	287.2	289.2
Equity method investment	6.1	5.0
Identifiable intangible assets, net	11.9	12.5
Goodwill	42.3	42.2
Other noncurrent assets	9.5	9.8
TOTAL ASSETS	$663.6	$645.5
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	129.4	115.8
Accrued liabilities	40.4	46.4
Long-term debt due within one year	2.9	2.3
Total current liabilities	172.7	164.5
Accrued pension benefits	42.8	42.0
Environmental liabilities	11.6	11.6
Long-term debt, net	377.3	354.2
Common stock warrant liability	1.9	4.4
Deferred income taxes, net	2.5	2.5
Other noncurrent liabilities	6.8	6.9
TOTAL LIABILITIES	615.6	586.1
Redeemable Preferred Stock	25.1	24.9
Stockholders' equity:
Preferred stock	—	—
Additional paid-in capital	546.2	546.7
Accumulated deficit	(517.7)	(506.2)
Accumulated other comprehensive loss	(6.4)	(7.1)
Total stockholders' equity—Real Industry, Inc.	22.1	33.4
Noncontrolling interest	0.8	1.1
TOTAL STOCKHOLDERS' EQUITY	22.9	34.5
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$663.6	$645.5

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Real Industry, Inc.
Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
(In millions, except per share amounts)	2017	2016
Revenues	$337.1	$309.4
Cost of sales	323.7	292.8
Gross profit	13.4	16.6
Selling, general and administrative expenses	14.4	15.4
Losses on derivative financial instruments, net	1.1	1.2
Amortization of identifiable intangible assets	0.6	0.6
Other operating expense, net	0.9	1.5
Operating loss	(3.6)	(2.1)
Nonoperating expense (income):
Interest expense, net	11.0	9.2
Change in fair value of common stock warrant liability	(2.5)	0.6
Income from equity method investment	(1.1)	—
Foreign exchange gains on intercompany loans	(0.8)	(2.6)
Other, net	0.3	—
Total nonoperating expense, net	6.9	7.2
Loss from continuing operations before income taxes	(10.5)	(9.3)
Income tax expense	0.8	0.7
Loss from continuing operations	(11.3)	(10.0)
Earnings (loss) from discontinued operations, net of income taxes	—	—
Net loss	(11.3)	(10.0)
Earnings from continuing operations attributable to noncontrolling interest	0.1	0.1
Net loss attributable to Real Industry, Inc.	$(11.4)	$(10.1)
LOSS PER SHARE
Net loss attributable to Real Industry, Inc.	$(11.4)	$(10.1)
Dividends on Redeemable Preferred Stock, in-kind	—	(0.5)
Accretion of fair value adjustment to Redeemable Preferred Stock	(0.2)	(0.2)
Net loss available to common stockholders	$(12.2)	$(10.8)
Basic and diluted loss per share:
Continuing operations	$(0.43)	$(0.38)
Discontinued operations	—	—
Basic and diluted loss per share	$(0.43)	$(0.38)

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Real Industry, Inc.
Unaudited Segment Information

	Three Months Ended March 31, 2017
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Corporate and Other	Total
Metric tonnes invoiced:
Tolling arrangements	86.8	50.6		137.4
Buy/sell arrangements	109.8	44.6		154.4
Total metric tonnes invoiced	196.6	95.2		291.8
Segment revenues	$225.6	$111.5	$—	$337.1
Segment cost of sales	219.7	104.0	—	323.7
Segment gross profit	$5.9	$7.5	$—	$13.4

Segment selling, general and administrative expenses	$7.0	$4.2	$3.2	$14.4
Segment depreciation and amortization	$8.3	$3.2	$—	$11.5
Segment capital expenditures	$2.4	$4.8	$—	$7.2
Segment Adjusted EBITDA	$6.3	$6.0		$12.3
Segment Adjusted EBITDA per metric tonne invoiced	$32	$63		$42

	Three Months Ended March 31, 2016
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Corporate and Other	Total
Metric tonnes invoiced:
Tolling arrangements	101.5	52.0		153.5
Buy/sell arrangements	94.8	43.9		138.7
Total metric tonnes invoiced	196.3	95.9		292.2
Segment revenues	$200.8	$108.6	$—	$309.4
Segment cost of sales	186.0	106.8	—	292.8
Segment gross profit	$14.8	$1.8	$—	$16.6

Segment selling, general and administrative expenses	$7.8	$4.3	$3.3	$15.4
Segment depreciation and amortization	$7.8	$6.9	$—	$14.7
Segment capital expenditures	$4.0	$1.3	$—	$5.3
Segment Adjusted EBITDA	$13.2	$5.1		$18.3
Segment Adjusted EBITDA per metric tonne invoiced	$67	$53		$63

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NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. We report our financial results in accordance with GAAP; however, our CODM and management use Segment Adjusted EBITDA as the primary performance metric for the Company’s segments and believe this measure provides additional information commonly used by holders of our common stock, as well as the holders of the Senior Secured Notes and parties to the revolving credit facilities with respect to the ongoing performance of our underlying business activities. In addition, Segment Adjusted EBITDA is a component of certain covenants under the Indenture governing the Senior Secured Notes.

Our Segment Adjusted EBITDA calculation represents segment net earnings (loss) before interest, taxes, depreciation and amortization, and certain other items including, unrealized gains and losses on derivative financial instruments, charges and expenses related to acquisitions, and certain other gains and losses.

Segment Adjusted EBITDA as we use it may not be comparable to similarly titled measures used by other companies. We calculate Segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. While we disclose Segment Adjusted EBITDA as the primary performance metric of our segments in accordance with GAAP, it is not a financial measurement calculated in accordance with GAAP, and when analyzing our operating performance, investors should use Segment Adjusted EBITDA in addition to, and not as an alternative for, net earnings (loss), operating profit (loss) or any other performance measure derived in accordance with GAAP. Segment Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

These limitations include, but are not limited to the following:

•	Segment Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Segment Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•	Segment Adjusted EBITDA does not reflect interest expense or cash requirements necessary to service interest and/or principal payments under our long-term debt;
•	Segment Adjusted EBITDA does not reflect certain tax payments that may represent a reduction in cash available to us;
•	Segment Adjusted EBITDA does not reflect the operating results of Corporate and Other; and
•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect cash requirements for such replacements.

Other companies, including companies in our industry, may calculate these measures differently and the degree of their usefulness as a comparative measure correspondingly decreases as the number of differences in computations increases.

In addition, in evaluating Segment Adjusted EBITDA it should be noted that in the future we may incur expenses similar to the adjustments in the reconciliation provided below. Our presentation of Segment Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

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The following table presents a reconciliation of Segment Adjusted EBITDA to consolidated net loss for the three months ended March 31, 2017 and 2016:

Real Industry, Inc.
Unaudited Reconciliation of Segment Adjusted EBITDA to Net Loss

	Three Months Ended March 31,
(In millions)	2017	2016
Segment Adjusted EBITDA	$12.3	$18.3
Unrealized losses on derivative financial instruments	(0.2)	(0.4)
Segment depreciation and amortization	(11.5)	(14.7)
Amortization of inventories and supplies purchase accounting adjustments	—	(0.6)
Corporate and Other selling, general and administrative expenses	(3.2)	(3.3)
Other, net	(1.0)	(1.4)
Operating loss	(3.6)	(2.1)
Interest expense, net	(11.0)	(9.2)
Change in fair value of common stock warrant liability	2.5	(0.6)
Foreign exchange gains on intercompany loans	0.8	2.6
Income from equity method investment	1.1	—
Other nonoperating expense, net	(0.3)	—
Income tax expense	(0.8)	(0.7)
Earnings (loss) from discontinued operations, net of income taxes	—	—
Net loss	$(11.3)	$(10.0)